Exhibit 10.1

Frederick Schmid, DVM, MBA	April 14, 2006
Post Office Box 10
Hillsborough, NC 27278

Dear Fred,

On behalf of Panacos Pharmaceuticals, Inc. (“Panacos” or “the Company”), I am very pleased to extend an offer of employment to you. The following summarizes the terms of your anticipated employment with Panacos. Of course, not all of the terms and requirements of your employment can be set forth in this letter, and I encourage you to contact me or Stephen Andre in Human Resources with any questions you may have.

1. Position: Your initial position will be as Senior Vice President of Commercial Operations reporting to the CEO. As a Panacos employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

2. Starting Date/Nature of Relationship: Your employment with Panacos will begin on May 15, 2006. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment at Panacos is at-will employment, which may be terminated by you or Panacos at any time for any reason with or without advance notice.

3. Sign-on Bonus. You will receive a sign-on bonus in the amount of $90,000, payable within 90 days of the commencement of your employment. If, during the first year of your employment you voluntarily terminate your employment or your employment is terminated by the Company for Cause (as defined in the attached Addendum), then you will be required to repay the sign-on bonus to the Company in full within 90 days of the date of termination. If, during the second year of your employment you voluntarily terminate your employment or your employment is terminated by the Company for Cause, then you will be required to repay 50% of the sign-on bonus to the Company in full within 90 days of the date of termination.

4. Relocation Expenses. Until December 31, 2006, the Company will reimburse you for (a) the cost of temporary housing located in Massachusetts up to a maximum of $3,200.00 per month, (b) the cost of your plane travel between your home in North Carolina and Massachusetts, up to a maximum of one round-trip per week, provided that you travel in accordance with the Company’s Travel policy in effect from time to time, and (c) any taxes associated with (a) and/or (b). The term for the reimbursements under (a), (b) and (c) above may be extended by mutual agreement. Also, if you purchase a home in Massachusetts within eighteen (18) months of the commencement of your employment and you are still employed by the Company at that time, the Company will reimburse you for the cost of moving your household goods to your home in Massachusetts.

5. Compensation/Benefits: Your initial Base Pay shall be annualized at $260,000 minus customary deductions for federal and state taxes and the like, and shall be paid in accordance with the Company’s usual payroll practices. Assuming you are still employed by Panacos at the time of payment, you will also be eligible to receive an Annual Cash Bonus targeted at 35% of your annual Base Pay, at the end of each calendar year that you are employed by the Company. The award and amount (which may be less than or greater than the target amount) of any Annual Cash Bonus shall be determined at the sole discretion of Panacos, based on the achievement of mutually agreed upon performance goals (both individual and Company) and your continued employment with the Company. Any Annual Cash Bonus will be paid within sixty (60) days following the end of the year to which it relates. Any annual Cash Bonus for 2006 will be pro-rated based on your start date.

In connection with your employment, and subject to approval of the Panacos Board of Directors, you will be granted an initial option to purchase 400,000 shares of common stock (“Initial Option Grant”) in Panacos at fair market value at the time of grant, pursuant to the terms of a formal stock option certificate. Neither the formal stock option certificate nor any applicable Panacos stock plan creates any obligation on the Company’s part to employ you for any particular period of time. The options, which to the extent permitted by law shall be incentive stock options, will become exercisable on a time-based basis at the rate of 1/48th per month beginning on June 15, 2006 and continuing as set forth in your stock option certificate. Subject to Section 5 below and the terms of your stock option certificate and the applicable stock option plan, upon termination of employment, you shall have three months to exercise any unexercised, vested options.

In addition to your compensation, you may take advantage of various benefits offered by the Company from time to time, including Panacos’ medical, disability and life insurance, dependent care and medical flexible spending plans, 401(k) plan, and paid vacation and holiday time. These benefits, of course, may be modified or changed from time to time at the sole discretion of the Company. Panacos’ present benefit structure and other important information about the benefits for which you may be eligible are available from

Human Resources. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Vacation and holidays are governed by Company policy. Subject to those policies, you will be eligible to accrue up to 4 weeks of vacation and 10 holidays each year. Should you ever have any questions about Panacos benefits, you should ask the Company for a copy of the applicable plan document or policy.

6. Confidentiality/Proof of Employability: Our offer is contingent on your execution of the attached Employee Non-Disclosure, Non-Competition and Inventions Agreement. This Agreement is necessary to protect the Company’s trade secrets, confidential information and/or goodwill. Also, your employment is contingent on your provision of all documents required to verify your eligibility to work in the United States.

7. Termination of Employment/Severance and Other Benefits: As stated, your employment with Panacos is at-will, which means that either you or Panacos may end the employment relationship at any time, for any reason, with or without notice. Not withstanding the foregoing, if you are terminated as set forth in this section, the Company will provide you with the severance and benefits set forth in this section, conditioned upon your timely execution of a separation agreement, in a form acceptable to the Company, containing a general release of claims against the Company.

a. If your employment is terminated by the Company without Cause (as defined in the Addendum, attached hereto) within three years of the start of your employment or if you resign for Good Reason (as defined in the Addendum) within three years of the start of your employment, then the Company will pay you severance of six month’s base pay, paid out over time in accordance with the Company’s then-current payroll practices, and will continue to pay its portion of the cost to continue your medical and dental coverage for six months following the termination date. In addition, subject to the stock plan and your stock option certificates, you will have twelve months from the date of your termination to exercise any stock options that are vested as of your termination date, provided that such extension may cause the options to become non-qualified options.

b. If your employment is terminated by the Company without Cause (as defined in the Addendum, attached hereto) after the third anniversary of your first day of employment with the Company, or if you resign for Good Reason (as defined in the Addendum) after the third anniversary of your first day of employment with the Company, then in lieu of Section 7(a) the Company will pay you severance of one year’s base pay, paid out over time in accordance with the Company’s then-current payroll practices, and will continue to pay its portion of the cost to continue your medical and dental coverage for one year following the termination date. In addition, subject to the stock plan and your stock option certificates, you will have twelve months from the date of your termination to exercise any stock options that are vested as of your termination date, provided that such extension may cause the options to become non-qualified options.

c. If, within twelve months following a Change of Control (as defined in the Addendum), your employment is terminated by you for Good Reason (as defined in the Addendum) or by the Company for reasons other than Cause (as defined in the Addendum), then in lieu of 7(a) or 7(b), the Company will pay you severance of one year’s base pay, paid out over time in accordance with the Company’s then-current payroll practices, and will continue to pay its portion of the cost to continue your medical and dental coverage for one year following the termination date. In addition, any unvested options shall become fully vested at the time of such termination or resignation. Subject to the stock plan and your stock option certificates, you will have twelve months from the date of your termination to exercise any vested stock options.

d. To the extent that you are deemed to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), and any successor statute, regulation and guidance thereto, and only insofar as it is required by Code Section 409A, any payments to which you may become entitled under this Section will not commence until the first business day of the seventh (7th) month following the effective date of your termination.

8. Certifications: You hereby agree, represent and warrant that (i) neither your execution of this offer letter nor your becoming an employee of Panacos will cause you to be in violation of any post-employment restrictive covenants (e.g., non-competition/confidentiality agreements) with any prior employer; (ii) you understand that the Company will not ask for nor accept any confidential information belonging to any such employer; and (iii) you will honor all such valid agreements.

9. Miscellaneous: This letter, together with the attached Addendum, the Employee Non-Disclosure, Non-Competition and Inventions Agreement, and your stock option certificates, constitutes our entire offer regarding the terms and conditions of your employment with the Company. It supersedes any prior agreements or other promises or statements (whether oral or written) regarding the offered terms of employment.

You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A of the Internal Revenue

Code of 1986, as amended (the “Code”). If so requested by you, the Company will negotiate in good faith and with you will jointly execute an amendment to modify this offer letter to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided, that no such amendment shall increase the total financial obligation of Company under this offer letter.

The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with your employment with Panacos, or any separation of employment (whether voluntary or involuntary) from Panacos, shall be resolved in a court of competent jurisdiction in the Commonwealth of Massachusetts by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and returning it to Stephen Andre.

Sincerely,

Samuel K. Ackerman, M.D.
Chairman and CEO

Agreed and Accepted

Frederick Schmid, DVM, MBA

Date:
(Please date after you sign)

ADDENDUM – Definitions Applicable to Schmid Employment Agreement

(a) For purposes hereof, “Cause” shall mean willful misconduct by Schmid or willful failure by Schmid to perform his responsibilities to the Company (including, without limitation, breach by Schmid of any provision of any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between Schmid and the Company) that continues for fifteen (15) days after the Company has given written notice to Schmid specifying in reasonable detail the manner in which Schmid has failed to perform such duties or comply with such directions.

(b) For purposes hereof, “Good Reason” means any of the following:

i. a material or substantial diminution of Schmid’s responsibilities or the loss of the title of Senior Vice President of Commercial Operations, which the Company or its successor has failed to remedy within fifteen (15) days following Schmid’s delivery to the Company or its successor of written notice of such diminution of responsibilities or loss of title;

ii. an alteration of Schmid’s direct reporting structure such that he no longer reports directly to the CEO of the Company or its successor;

iii. a reduction in Schmid’s Base Pay following a merger or acquisition; or

iv. material breach by the Company or its successor of the terms of Schmid’s employment agreement with the Company or its successor (including the failure to grant equity promised thereunder).

(c) For purposes hereof, a “Change of Control” means the occurrence of any of the following events, but only to the extent each of the following is interpreted in a manner consistent with the meaning of “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A of Internal Revenue Code, as amended, (the “Code Section 409A”) and any successor statute, regulation and guidance thereto, and limited to the extent necessary so that it will not cause adverse tax consequences with respect to Code Section 409A:

i. a merger or consolidation in which

1. the Company is a constituent party, or

2. a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation,

In the case of (1) or (2) above, except any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51%, by voting power and economic interest, of the capital stock of (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or

ii. the sale, in a single transaction or series of related transactions,

1. by the Company of all or substantially all of the assets of the Company (except where such sale is to a wholly owned subsidiary of the Company) or

2. by the stockholders of the Company of at least 51%, by voting power and economic interest, of the then-outstanding capital stock of the Company.